Exhibit 99.6

J&T BANKA

Commission Agent’s Agreement

J&T BANKA, a. s.

Registered office Pobrezni 297/14,186 00 Praha 8, ID No.: 47115378

Recorded in the Commercial Register maintained by the Municipal Court in Prague, Section B., Insert 1731

Represented by the following authorised persons

Telephone - dealing: + 420 221 710 666

Telephone - back office: +420 221 710 637 (settlement in the Czech Republic), +420 221 710 639 (settlement abroad) (hereinafter the “Bank”)

and

Identification of the legal entity Name/Corporate name Registered office ID No. Recorded in	VESA EQUITY INVESTMENT S.ar.l. Avenue John F. Kennedy 39,1855 Luxebourg, Lucembursko B215769 Commercial Register maintained by Luxembourg

Identification data of persons acting on behalf of the above-mentioned legal entity

Name and surname Permanent residence address Birth ID No./date of birth	Marek Spurny, Pascal Lecrerc [*], [*] [*]

Bank details Telephone, fax E-mail Telephone communication Telephone communication password	[*] [*] yes [*]

(hereinafter the “Client”)

enter on the day, month and year specified below, pursuant to Section 2455 et seq. of Act No. 89/2012 Coll., the Civil Code into this Commission Agent’s Agreement (hereinafter also the “Agreement”).

1.	Subject-matter of the Agreement
1.1	The Bank undertakes to arrange for the Client, subject to the terms and conditions agreed herein and in accordance with the Client’s Instructions, generally binding laws and regulations of the Czech Republic that are valid and effective in the field on investment services, the capital market, financial brokering, personal data protection, consumer protection and/or legalisation of proceeds of crime and with the rules and business usage in the domestic and foreign markets with financial instruments, upon an agreement between the parties, in its own name and on the Client’s account, the purchase, sale or other transfer of financial instruments, and to provide to the Client upon an agreement of the parties further investment services in accordance with the Act on Carrying on Business Activities in the Capital Market, which the Bank provides under a licence granted by the Czech National Bank (CNB), or to carry out the relevant activities to achieve such result or provision of investment services, and to also provide further services not expressly specified herein, which shall be required for the performance of such activities in accordance with this Agreement.
1.2	The Client undertakes to pay to the Bank a fee for its activities and to reimburse to it the related costs in accordance with the Price List of Investment Services that shall be valid and effective in the period for which the Bank shall be entitled to the agreed fee and reimbursement of costs.

2.	Recitals

2.1	The Business Terms and Conditions of J&T BANKA, a. s., for Providing Investment Services form an integral part of this Agreement. If any provision regulating a matter in this Agreement differs from its regulation in the Business Terms and Conditions, the provision of this Agreement shall prevail.
2.2	By signing this document, the Client expressly agrees that the Bank may modify the Business Terms and Conditions, particularly on the basis of changes of the laws and of the rules and business terms of third parties used by the Bank for the fulfilment of its obligations towards the Client, of introduction of new services, changes of the method of provision of the services or in any other cases not specified in this paragraph. The Bank shall notify the Client of a change of the Business Terms and Conditions by an electronic message sent to the Client’s e-mail address set forth in the heading hereof and/or via the Internet Banking and/or by posting such change on the Bank’s Website www.jtbank.cz at least 15 days in advance, if possible. The Client undertakes to familiarise himself with the new version of the Business Terms and Conditions. The new version of the Business Terms and Conditions shall be binding for the Client from its effective date. If the Client disagrees with the new version of the Business Terms and Conditions, he may terminate the Agreement within 15 days after the effective date of such new version.
2.3	Any acronyms and capitalised terms used in the Agreement are defined in the Business Terms and Conditions, unless defined directly in the Agreement.
2.4	The parties have agreed that the Bank shall communicate with and provide information to the Client (such as any information about the Bank and investment services provided by it, assessment of an investment questionnaire. Rules of Execution of Instructions, classification of clients, information about executed instructions, about the balance of the Client’s cash funds and investment instruments) via electronic mail to the Client’s e-mail address set forth in the heading hereof, unless agreed otherwise between the Bank and the Client. The Bank shall provide to the Client upon request the information about the progress in the execution of any pending instructions. By signing this document, the Client grants to the Bank an express consent with the provision of selected information to the Client via the Website subject to the terms and conditions set forth by the laws and by the Business Terms and Conditions.
2.5	By signing this document, the Client agrees with the provision of Communications of Key Information on an information carrier that is not in the form of a document, and with the provision of such information only on the Website. The Client designates the e-mail address set forth in the heading hereof for the purpose of sending information about the address of the Website where such communications of key information are posted.
2.6	Unless agreed otherwise between the parties in accordance with generally binding laws, the Client has been included in the nonprofessional client category pursuant to the Act on Carrying on Business Activities in the Capital Market and enjoys all rights connected therewith. Detailed information concerning client categories is posted on the Website.
2.7	If the Bank’s Client makes use of an investment recommendation or analysis, the Client shall do so at his own option and acknowledges that the information provided by the Bank may prove incorrect in future, any investments made on the basis thereof may generate a loss and the Bank may withdraw or change its recommendation or analysis at any time depending on further developments, and that any investments decisions always depend on the Client, who shall be fully responsible for them. By signing this document, the Client acknowledges and agrees with the facts stated in this paragraph.

3.	Rights and obligations of the parties
3.1	On the basis of this Agreement, the Bank shall accept, transfer and execute, in particular, the Client’s instructions concerning investment instruments and shall keep on the Client Account, in connection with such activities, records of investment instruments and cash funds, shall carry out currency conversion and perform other related activities. Detailed rules of issuing instructions by the Client and their acceptance, transfer and execution by the Bank are set forth in the Business Terms and Conditions and in the Rules of Execution of Instructions.
3.2	In accordance with the Rules of Execution of Instructions, the Bank shall execute Client’s instructions with due professional care and under the most favourable terms for the Client. By signing this document, the Client confirms that he has familiarised himself with and agrees with the Rules of Execution of Instructions. The Bank may fulfil its obligation by selling any relevant investment instrument to the Client out of its own assets or by purchasing an investment instrument from the Client.
3.3	By signing this document, the Client expressly agrees that the Bank may execute his instruction outside the regulated market or the multilateral trading system.
3.4	The Bank shall not accept and execute or shall cancel any instruction of the Client that is in conflict with the laws of the Czech Republic, with this Agreement and with the Business Terms and Conditions.
3.5	By signing this document, the Client grants to the Bank his consent that, subject to the terms stipulated by the laws of the Czech Republic and the Business Terms and Conditions, the Bank may execute the Client’s instruction jointly with a trade on its own account or with another client’s instruction (pooling of instructions).
3.6	The Price List of Investment Services forms an integral part of this Agreement. The Client shall pay to the Bank a fee and shall reimburse the Bank for the full amount of the related costs by the date stipulated by the Price List of Investment Services, unless agreed otherwise between the parties.
3.7	The Bank may demand from the Client the reimbursement of all costs incurred by it in the performance of its obligation under the Agreement. The costs incurred for the purpose of this Agreement include, without limitation, any fees and other payments provided, in particular, to regulated market organisers, settlement systems, custodians, depositaries, securities dealers and banks.
3.8	By signing this document, the Client expressly agrees that the Bank is entitled to make unilateral changes in the Price List of Investment Services. The Client shall be informed about all such changes by electronic mail sent to the Client’s e-mail address specified in the heading of this document and/or via the Internet Banking and/or by posting the information on the Website at least 15 days in advance, if possible. The Client undertakes to familiarise himself with the new version of the Price List of Investment Services. The new version of the Price List of Investment Services shall be binding for the Client from its effective date. If the Client disagrees with the new version of the Price List of Investment Services, he may terminate the Agreement within 15 days after the effective date of such new version.

4.	Power of attorney

4.1	By signing this document, the Client grants to the Bank a power of attorney to perform, without any reservations or limits, any and all legal acts and other activities required for the performance of the subject-matter of this Agreement in relation to the organisers of the market of investment instruments, operators of settlement systems on transactions with investment instruments, persons authorised to keep records of investment instruments, the central depositary of securities and other contractual partners of the Bank and undertakes to provide to the Bank all assistance required for the performance of its obligations.

5.	Client’s representations
5.1	By signing this document, the Client represents and warrants that:
(a)	he has obtained in the written form a draft of this Agreement, the effective Business Terms and Conditions and an updated Price List of Investment Services sufficiently in advance for their examination, has sufficiently familiarised himself with such documents, has understood all their provisions and agrees with their wording;
(b)	all data provided by the Client to the Bank in connection with the Agreement, particularly any personal data, are true, and the Client acknowledges that the Bank shall not be liable to the Client for any damage caused by his breach of this representation;
(c)	the Client has been informed by the Bank in connection with his personal data particularly about the scope and purpose of processing of his personal data, the entity that shall process such data, the method of processing thereof, about the entities to which his personal data may be disclosed and about other rights stipulated by applicable laws;
(d)	any and all cash funds and investments instruments set aside for transactions and trades executed under this Agreement are owned by the Client, who is entitled to freely dispose of them and has acquired them in accordance with the law. In particular, the Client is responsible for those cash funds and investment instruments not originating from criminal activities and not being acquired by transfer or exchange for cash funds and investment instrument originating from criminal activities and/or by any other illegal method, with the exception of granting a Permitted Debit or a loan of investment instruments by the Bank to the Client hereunder, which is not in conflict with this representation of the Client;
(e)	the Client is aware of and has been warned sufficiently in advance before the execution of this Agreement of any risks and potential losses from trading in financial markets;
(f)	the Client has no special relationship to the Bank within the meaning of Section 19 of Act No. 21/1992 Coll, on banks; in the event that the Client has a special relationship to the Bank, he shall notify the Bank of such relationship in accordance with Article 5.3. hereof;
(g)	the Client is not a politically exposed person within the meaning of Section 4(5) of Act No. 253/2008 Coll, on some measures against legalisation of proceeds of crime and financing of terrorism; in the event that the Client is a politically exposed person, he shall notify the Bank of such fact in accordance with Article 5.3. hereof;
(h)	the Client is not a partnership or corporation organized in the United States of America or under the laws of the United States of America or any State thereof and it isn’t a partnership or a corporation controlled by a citizen of the United States of America or a resident of the United States of America, if a Client is; in the event that the Client is a partnership or corporation organized in the United States of America or under the laws of the United States of America or any State thereof or is a partnership or a corporation controlled by a citizen of the United States of America or a resident of the United States of America, he shall notify the Bank of such fact in accordance with Article 5.3. hereof;

(i)	the Client has a tax residence:

☐ in the Czech Republic

☒ in the Luxembourg and his Tax Identification Number is 2017 2432 590;

(j)	the character of the prevailing income classifies it as:

☒ active entity,

☐ passive entity,

☐ financial institution,

☐ non-reporting financial institution.

5.2	The parties have agreed that if any of the foregoing representations of the Client proves to be untrue, the Bank shall not be obliged to execute since such date any acts constituting the subject-matter of this Agreement and the Client shall provide to the Bank compensation for all damage caused by him due to such untrue representation.
5.3	The Client hereby undertakes to notify the Bank of any change of data and information provided by him and/or of the contents of any representation stated in Article 5.1. above promptly after such change and by provable means (in person or in writing in a form of a document or by electronic mail or by any other method agreed with the Bank). The Bank shall not be liable for any damage caused to the Client by his breach of this duty.
5.4	The Client undertakes to promptly notify the Bank of his intention to use for the purpose of transactions executed hereunder any cash funds and/or investment instruments that are not owned by him, together with information about the owner of such cash funds and/or investment instruments, including at least the following:
(a)	if the owner of the cash funds and/or investment instruments is an individual, the name, surname, residence address, birth index number or, if not allocated, the date of birth or identification number (if applicable) of such person;
(b)	if the owner of the cash funds and/or investment instruments is a legal entity: the corporate or name of such legal entity, its registered office and identification number, if allocated.

6.	Term of the Agreement and final provisions
6.1	This Agreement is executed for an unlimited period of time and shall come into force and become effective upon its signing by both parties. The possibilities of termination of this Agreement and the related obligations of the parties are set forth in the Business Terms and Conditions. The validity of any instruction of the Client shall expire by the termination of this Agreement.
6.2	The arrangement of this Agreement into articles and paragraphs as well as the inclusion of headings are to serve to facilitate orientation only and shall have no effect on the meaning or interpretation of this Agreement. Words in singular shall include the plural and vice versa, words in the masculine gender shall include words in the feminine and neuter genders and vice versa, and terms designating persons shall include both natural persons and legal entities, unless otherwise specified. All references in this Agreement shall be construed as references to the currently valid and effective versions of laws.
6.3	This Agreement may only be modified by written amendments agreed and signed by both parties. This provision shall not apply to changes of the Business Terms and Conditions and the Price List of Investment Services.
6.4	This Agreement supersedes any previous contractual arrangements between the parties about the same subject-matter, whether written or oral, unless agreed otherwise between the parties.
6.5	If any provision hereof is or becomes invalid, unenforceable or ineffective, the invalidity, unenforceability or ineffectiveness of such provision shall not affect the other provisions of this Agreement. The parties undertake to replace any such invalid or ineffective provision by a valid and effective provision with the same commercial and legal meaning. The Bank and the Client acknowledge and agree that any rights and obligations that are not regulated by this Agreement or by the Business Terms and Conditions shall be governed by the application provisions of Czech law and further represent that in case of any dispute between the Bank and the Client arising under their mutual relationship, particularly in connection with the Agreement, the Bank and the Client shall endeavour to resolve such dispute amicably, primarily by negotiations in good faith, and to prevent judicial resolution.
6.6	Unless agreed otherwise in writing between the Client and the Bank, any dispute between the Bank and the Client arising in connection with the Agreement (including any issues regarding its validity) shall be resolved before the general court having jurisdiction over the Bank.
6.7	The Client may not assign any of his rights or transfer any of his obligations hereunder to a third party without prior consent of the Bank.
6.8	This document is made in two original counterparts, one of each of the parties.
6.9	The parties represent that they have duly read this Agreement and understood all its provisions. IN WITNESS WHEREOF, they attach their respective signatures below.

In ___Prague______, on 16-08-2017 J&T BANKA, a. s.:	In Prague, on 28 July 2017 VESA EQUITY INVESTMENT S.àr.l:
/s/ Nikola Zbonlová	/s/ Marek Spurný
/s/ Šárka Suchomelová	/s/ Pascal Leclerc

The person signed below has completed Client’s identification according to the submitted documents and verified the Client’s signatures.

/s/ Irena Mocová